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                     AMENDMENT TO TRANSFER AGENCY AGREEMENT


         AMENDMENT TO TRANSFER AGENCY AGREEMENT dated as of this __ day of August, 2001, by and between Pacific Global Fund, Inc., a Maryland Corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), and Pacific Global Investor Services, Inc., a California Corporation ("PGIS").

                                   WITNESSETH:

         WHEREAS, the Corporation and PGIS have entered into a Transfer Agency, Dividend Disbursing Agency and Administrative Service Agreement dated as of December 22, 1992, as amended (the "Transfer Agency Agreement"), under which the Corporation has engaged the services of PGIS to act as Transfer Agent of Pacific Advisors Fund Inc., Dividend Disbursing Agent, as Administrator of the Exchange, Telephone Redemption and Expedited (Wire) Redemption Privileges of the Corporation, Administrator of Blue Sky registrations, and Administrator of qualified retirement plans offered by the Corporation, to assist Pacific Global Investment Management Company in the performance of certain administrative duties, as well as to act for the Corporation in other respects as therein stated; and

         WHEREAS, the Corporation and PGIS wish to describe the types of out-of-pocket expenses for which PGIS is entitled to reimbursement under the Transfer Agency Agreement;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Transfer Agency Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Transfer Agency Agreement as follows:

         1. Section 20 of the Transfer Agency Agreement is hereby amended to read as follows:

                  SECTION 20. The Fund agrees to pay PGIS compensation for its services as set forth in Schedule A attached hereto, and to reimburse it for reasonable out of pocket expenses as set forth in Schedule D attached hereto. Such Schedules may be amended by agreement of PAF and PGIS.

         2. The Transfer Agency Agreement is hereby amended to include Schedule D attached hereto, as may be amended from time to time.

         3. This Amendment shall not change any other term or provision of the Transfer Agency Agreement, and such other terms and provisions shall remain in full force and effect.

         4. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Transfer Agency Agreement.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST:                              PACIFIC GLOBAL FUND INC.
                                     d/b/a PACIFIC ADVISORS FUND INC.



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ATTEST:                              PACIFIC GLOBAL INVESTOR SERVICES, INC.



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                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

The Fund shall reimburse PGIS monthly for applicable out-of-pocket expenses at cost or otherwise agreed upon rates, including, but not limited to the following items:

         -        Postage - direct pass through to the Fund
         - Telephone and telecommunication costs, including all lease, maintenance and line costs
         -        Proxy solicitations, mailings and tabulations
         -        Shipping, Certified and Overnight mail and insurance
         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
         -        Disaster recovery services
         -        Website administration
         -        Duplicating services
         -        Distribution and Redemption Check Issuance
         -        Courier services
         -        Federal Reserve charges for check clearance
         - Reasonably necessary overtime, as approved by a member of the Fund's Board
         - Reasonably necessary temporary staff, as approved by a member of the Fund's Board
         - Reasonably necessary travel, as approved by a member of the Fund's Board other than the traveling person
         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
         -        Third party audit reviews
         -        Insurance
         - Pricing services (or services used to determine Fund NAV) - Vendor set-up charges for Blue Sky and other services
         -        Blue Sky filing or registration fees
         -        EDGAR filing fees
         -        Vendor pricing comparison
         -        Such other expenses as are agreed to by PGIS and the Fund

The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with PGIS. In addition, the Fund will promptly reimburse PGIS for any other unscheduled expenses incurred by PGIS whenever the Fund and PGIS mutually agree that such expenses are not otherwise properly borne by PGIS as part of its duties and obligations under the Agreement. If an expense requiring Board approval is incurred, PGIS will report to the Board at its next meeting concerning the amount of the expense and the reason it was incurred.